Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Interim Chief Executive	Joseph N. Jaffoni
Officer & Chief Financial Officer	JCIR
Beasley Broadcast Group, Inc.	212/835-8500 or bbgi@jcir.com
239/263-5000

BEASLEY BROADCAST GROUP TO ACQUIRE GREATER MEDIA, INC.

- Planned Acquisition of 21 Radio Stations in Seven Markets Diversifies Geographic Footprint into Four New Markets and More than Doubles Revenue -

NAPLES, Florida and BRAINTREE, Massachusetts, July 19, 2016 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“the Company” or “Beasley”), a large- and mid-size market radio broadcaster, and Greater Media, Inc. (“Greater Media”) today announced that they have entered into a definitive agreement pursuant to which Beasley will acquire all of the outstanding stock of Greater Media for an aggregate consideration of approximately $240 million, subject to adjustments. Under the terms of the agreement, Greater Media shareholders are expected to receive approximately $100 million in cash and approximately $25 million in shares of the Company’s Class A common stock (at a fixed value of $4.61 per share). In addition, the shareholders of Greater Media will receive the net cash proceeds from the sale of its tower assets, estimated to be approximately $20 million. Beasley will refinance approximately $80 million of debt of Greater Media. In connection with the acquisition, Beasley will initially acquire 21 radio stations in seven markets including four new markets (Detroit, MI; Middlesex, NJ; Monmouth, NJ; and, Morristown, NJ) and three markets where the Company has existing operations (Philadelphia, PA; Boston, MA; and, Charlotte, NC).

Excluding transaction costs, the transaction is expected to be accretive to Beasley’s operating results immediately upon closing (inclusive of expected financial and operating synergies and the planned divestiture of certain stations). Beasley intends to fund the acquisition through borrowings under a new credit facility that Beasley expects to enter into in connection with the closing of the acquisition, together with cash and cash equivalents available to the Company and the issuance of Class A common stock as described above. RBC Capital Markets and U.S. Bank have provided committed financing in support of the acquisition.

The acquisition of Greater Media is expected to significantly broaden Beasley’s local radio broadcasting and digital platform, scale and revenue base by adding stations that are geographically complementary to the Company’s operating base while presenting the opportunity for significant financial and operating synergies with its existing station portfolio and digital operations. Upon closing, Beasley’s portfolio of stations that it owns and operates (prior to planned divestitures) is expected to expand to 73 stations (52 FM and 21 AM) in 16 markets. Giving effect to the transaction on a pro forma basis as of December 31, 2015, Beasley’s net revenue would have increased from approximately $106 million to approximately $247 million. Beasley intends to divest certain radio stations in Charlotte, NC to obtain FCC approval of the proposed transaction.

Caroline Beasley, Interim Chief Executive Officer & Chief Financial Officer of Beasley Broadcast Group, commented, “The acquisition of Greater Media’s broadcasting and related digital assets represents a transformational growth opportunity for Beasley and is strategically and financially compelling for our shareholders. The transaction increases our broadcast portfolio by approximately 40% and more than doubles our audience reach, giving us both market leading stations and great brands.

“Throughout Beasley Broadcast Group’s 55-year history, we have actively managed our station portfolio with the goal of providing our local communities with great entertainment and critical information, diversifying our operations, managing risk and improving financial results. Similarly, Greater Media and the Bordes family have a 60-year track record of serving local communities and developing new technology and services to improve media communications. A focus on strong core programming and targeted localism has been the foundation of both companies’ operating philosophies, ratings strength and market leadership. As such, we intend to implement our proven strategy of focusing on local programming and effective digital media marketing solutions across the two companies as well as best practices from our existing operations with those from Greater Media.”

Greater Media Chairman and Chief Executive Officer Peter H. Smyth commented, “We share with Beasley a common appreciation for the enduring strength of local radio broadcasting and we are delighted that our stations will become part of Beasley’s expanded footprint. As part of the Beasley portfolio, we believe our stations will be positioned extremely well for future growth and that our team members, customers and the communities we serve will continue to thrive.

“Our employees have provided the skills and talent necessary to drive our ongoing growth and success over the years and we are proud of this heritage. I am thankful for their hard work and dedication and am confident they will continue to make many valuable contributions as part of a larger organization. I look forward to working with the Beasley team to bring our companies together to realize the power of this compelling combination and ensure a smooth transition.”

The transaction, which has been approved by the boards of directors of both Beasley and Greater Media, is subject to FCC approval and other regulatory approvals (including the termination or expiration of the applicable Hart-Scott-Rodino waiting period) and other customary closing conditions.

Upon completion of the transaction, expected in the fourth quarter of 2016, Beasley shareholders and Greater Media shareholders will hold approximately 81% and 19%, respectively, of Beasley’s outstanding shares. In addition, Greater Media shareholders will have the right to appoint one member to the Beasley Board of Directors which will expand the size of the Board to nine members.

RBC Capital Markets is acting as financial advisor to Beasley Broadcast Group and Latham & Watkins LLP is acting as its legal counsel. Rockdale Partners is acting as financial advisor to Greater Media and Debevoise & Plimpton LLP is acting as its legal counsel.

About Beasley Broadcast Group

Celebrating its 55th anniversary this year, Beasley Broadcast Group, Inc., (www.bbgi.com) was founded in 1961 by George G. Beasley who remains the Company’s Chairman and Chief Executive Officer. Today, Beasley Broadcast Group owns and operates 52 stations (34 FM and 18 AM) in twelve large- and mid-size markets in the United States.

About Greater Media

Greater Media celebrated its 60th Anniversary in broadcasting on March 31, 2016. Owned by the Bordes family, the Company was founded in 1956 by Yale classmates Peter A. Bordes and Joseph Rosenmiller and grew to become one of the premiere privately-held broadcast companies in America. From the ownership of a single radio station in Southbridge, Massachusetts, Greater Media built a diversified portfolio of successful communications companies.

Important Additional Information

Beasley will file an Information Statement and other relevant documents concerning the proposed transaction and related matters with the Securities and Exchange Commission (“SEC”). The Information Statement and other materials filed with the SEC will contain important information regarding the transaction and the issuance of Beasley’s Class A common stock in connection with the transaction. SHAREHOLDERS ARE ENCOURAGED TO READ THE INFORMATION STATEMENT AND OTHER MATERIALS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE ISSUANCE OF THE SHARES OF CLASS A COMMON STOCK IN THE TRANSACTION AND RELATED MATTERS. You will be able to obtain the Information Statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103, Attention: Corporate Secretary.

Note Regarding Forward-Looking Statements:

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current beliefs and expectations of the Company’s management and are subject to known and unknown risks and uncertainties. Words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” “may,” “will,” “plans,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions help identify forward-looking statements. Factors that could cause actual events to differ include, but are not limited to:

•	the risk that the transaction may not be completed;

•	the ability of the Company to obtain debt financing for the transaction;

•	the ability to successfully combine the businesses of Beasley and Greater Media;

•	the ability of the Company to achieve the expected cost savings, synergies and other benefits from the proposed transaction within the expected time frames or at all;

•	the incurrence of significant transaction and other related fees and costs;

•	the incurrence of unexpected costs, liabilities or delays relating to the transaction;

•	the risk that the public assigns a lower value to Greater Media’s business than the value used in negotiating the terms of the transaction;

•	the effects of the transaction on the interests of the Company’s current stockholders in the earnings, voting power and market value of the Company;

•	the risk that the transaction may not be accretive to the Company’s current stockholders;

•	the risk that the transaction may prevent the Company from acting on future opportunities to enhance stockholder value;

•	the impact of the issuance of the Class A common stock in connection with the transaction;

•	the risk that any goodwill or identifiable intangible assets recorded due to the transaction could become impaired;

•	the risk due to business uncertainties and contractual restrictions while the transaction is pending that could disrupt the Company’s business;

•	the risk that a closing condition to the proposed transaction may not be satisfied;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction; and

•	other economic, business, competitive, and regulatory factors affecting the businesses of Beasley and Greater Media generally, including those set forth in Beasley’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other SEC filings.

Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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